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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-03025 and 333-56035 on Form S-8 of Weyco Group, Inc. of our reports dated February 20, 2004, relating to the consolidated financial statements of Weyco Group, Inc. and subsidiaries as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in and incorporated by reference in this Annual Report on Form 10-K of Weyco Group, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
March 11, 2004